EXHIBIT 10.40

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley Supplemental Executive Retirement Plan, as amended (the “SERP”), as follows:

1.	Effective January 1, 2004, the first paragraph of Section III of the SERP is amended to read as follows:

“Each employee who holds or has previously held the title of Managing Director, Principal or Executive Director of the Firm shall become a participant in the Plan (a “Participant”) upon the satisfaction of all of the following requirements while actively employed by the Firm: (1) completion of five years of Credited Service, which service need not have been rendered while a Managing Director, Principal or Executive Director of the Firm, (2) attainment of age 55, and (3) the sum of Credited Service and age expressed in years and fractions thereof (determined using the number of full months of age or Credited Service) at least equals 65 years. Notwithstanding the foregoing, (i) only persons who have held the title of Managing Director, Principal or Executive Director of the Firm prior to September 1, 2002 shall be eligible to become a Participant in the Plan and (ii) persons who are not Participants as of January 1, 2004 may become Participants on or after January 1, 2004 only if (A) they meet the foregoing requirements of this paragraph, and (B) either (I) the sum of their Credited Service and age, each as of January 1, 2004, equals 60 and they have at least 5 years of Credited Service as of January 1, 2004 or (II) the sum of their Credited Service and age, each as of January 1, 2004, equals 59 and they have attained age 40 and have at least 10 years of Credited Service, each as of January 1, 2004.”

2.	Effective November 20, 2003, a new paragraph shall be added to the end of Section III to read as follows:

“Notwithstanding the foregoing, no employee who is hired in connection with the acquisition of certain assets of Lend Lease Corporation Limited (“Lend Lease”) pursuant to a Purchase and Sale Agreement between Morgan Stanley Realty Incorporated and Lend Lease dated as of June 16, 2003 shall be eligible to participate in the Plan.”

3.	Effective January 1, 2004, Section II.B.(ii) shall be amended by adding the phrase, “and before January 1, 2004,” immediately following the phrase, “For determinations made after June 30, 1996.”

4.	Effective January 1, 2004, Section II.B. shall be amended by adding a new paragraph (iii) to the end thereof to read as follows:

“Notwithstanding the foregoing, effective January 1, 2004, all adjustments made under Section IV.D. of the Plan shall be made with reference to the factors that apply for purposes of benefits accrued after 2003 under Exhibit A of the Morgan Stanley Employees Retirement Plan.”

5.	Effective January 1, 2004, Section V of the Plan shall be amended to read as follows:

“V. Administration of the Plan

“The Plan Administrator designated in the Pension Plan shall administer the Plan, provided, however that the person or persons to whom authority over claims and appeals under the Pension Plan have been assigned (the “Claims Authorities”) shall have authority over claims and appeals under this Plan. The Plan Administrator and Claims Authorities shall have authority over claims and appeals under this Excess Plan, shall have the same rights, responsibilities and authority under this Excess Plan as are assigned to them under the Pension Plan, the relevant provisions of which are incorporated herein by this reference. Interpretations of the Plan Administrator and the Claims Authorities shall be conclusive and binding on all persons.”

6.	Effective January 1, 2004, all references in the Plan to the Morgan Stanley & Co. Incorporated Pension Plan (or any predecessor plan) shall be changed to references to the Morgan Stanley Employees Retirement Plan.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of the 24th day of December, 2003.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY